Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 04:44 PM 01/12/2024 FILED 04:44 PM 01/12/2024 SR 20240114833 – File Number 6730053

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

REBORN COFFEE, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, a duly authorized officer of Reborn Coffee, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify in accordance with the provisions of the DGCL as follows:

1. The name of the Corporation is Reborn Coffee, Inc. The original Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on July 27, 2022.

2. This Certificate of Amendment amends the provisions of the Certificate as set forth herein, and was adopted by the Corporation’s Board of Directors and authorized by a majority in voting power of the stock entitled to vote thereon, present in person or represented by proxy, at a special meeting of stockholders, pursuant to Section 242 of the DGCL.

3. Article IV of the Certificate is hereby amended to include the following additional paragraph at the end of Article IV:

“Effective at 11:59pm EDT on  January 16, 2024 (the “Effective Time”), every eight (8) shares of Common Stock of the Corporation issued and outstanding will be exchanged and combined, automatically, without further action, into one (1) share of the Common Stock of the Corporation. At the Effective Time, there shall be no change in the number of authorized shares of Common Stock, including the number authorized for each class of shares, which the Corporation shall have the authority to issue. Any fraction of a share of Common Stock that would otherwise have resulted from the foregoing combination shall be rounded up to the next whole share.”

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, does hereby execute this Certificate of Amendment as of this 12th day of January, 2024.

/s/ Jay Kim
Name:	Jay Kim
Title:	Chief Executive Officer